Exhibit 10-N



                                    November  22, 1995



 Mr. James R. Leva
 2 Ryan Court
 Chester, New Jersey 07930

 Dear Jim:

       The purpose of this letter is to set forth the terms and conditions of the supplemental pension that General Public Utilities Corporation ("GPU") has agreed to provide to you upon your retirement.

       1. Upon your retirement on any date subsequent to the date of this letter (the date as of which you so retire is referred to herein as your "Retirement Date") you shall be entitled to receive from GPU a supplemental pension (your "Supplemental Pension"), which shall be in addition to the pension amounts payable to you under the GPU Service Corporation Employee Pension Plan (the "EPP"), the GPU Service Corporation Supplemental and Excess Benefits Plan (the "SEBP") , and the letter agreement (the "JCP&L Letter Agreement") between you and Jersey Central Power & Light Company dated February 22, 1993 (together, the "Retirement Plans").

       2. The Supplemental Pension payable to you hereunder, when expressed as a single life annuity, shall be an annual amount of income equal to (a) 65% of your Final Average Compensation (as defined in Section 3 hereof), reduced by
 (b) the aggregate annual pension amount payable to you under the Retirement Plans, determined for this purpose without taking into account the 20% increase in the pension amounts payable to you under the EPP and the SEBP during the first 12 months following your Retirement Date. If any pension amount included in the aggregate pension amount referred to in clause (b) of the preceding sentence is not payable in the form of a single life annuity commencing on the first day of the month following your Retirement Date, it shall be converted into a pension amount that would be of equivalent actuarial value to such pension amount if it were so payable.

       3. For purposes of Section 2 hereof, your "Final Average Compensation" shall mean the quotient resulting from dividing by three the sum of (a) the aggregate amount of base salary payable to you during the 36-month period ending on your Retirement Date and (b) the aggregate amount of the awards made to you under the Incentive Compensation Plan for Elected Officers of GPU Service Corporation (the "ICP") that are attributable to such 36-month period.

       The amounts referred to in clauses (a) and (b) of the preceding paragraph shall be determined without taking into account any deferral election made by you under the General Public Utilities Corporation and Subsidiary System Companies Employee Savings Plan for Non-bargaining Employees or under the GPU System Companies Deferred Compensation Plan, and without taking into account any salary reduction election made by you under the GPU Service Corporation Flexible Benefit Plan.
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 Mr. James R. Leva
 November 22, 1995
 Page 2


       For purposes of clause (b) of the first paragraph of this section 3, the portion of an award made to you under the ICP for any year that is attributable to each of the calendar months within such year shall be determined by dividing the total amount of such award by 12 or, in the case of the year in which you retire, the number of months in the portion of such year ending on your Retirement Date.

       4. The Supplemental Pension shall be paid to you in the form of a single life annuity unless you are married on your Retirement Date, in which case it shall be paid in the form described as Option 2 in Section 10.1 of the EPP, with your spouse as beneficiary.

       5. If you should die before you start to receive your Supplemental Pension, your surviving spouse, if any, shall be entitled to receive from GPU an annuity (the "Survivor's Annuity") payable to her for her lifetime in an annual amount equal to 50% of the Supplemental Pension that would have been payable to you hereunder if you had not died, if you had retired on the last day of the month in which your death occurs, and if you had not been married on such last day.

       6. Although expressed as annual amounts, the Supplemental Pension and the Survivor's Annuity shall be paid in equal monthly installments. Payment of your Supplemental Pension shall commence on the first day of the month following your Retirement Date and shall end with the installment payable for the month in which your death occurs or, if the Supplemental Pension is pay-able in the form described as Option 2 in Section 10.1 of the EPP, the month in which your death or your spouse's death occurs, whichever is the later. Payment of the Survivor's Annuity shall commence on the first day of the month following the date of your death and shall end with the installment payable for the month in which your surviving spouse's death occurs.

       7. With each monthly installment of the Supplemental Pension payable to you during the first 12 months following your Retirement Date, you shall be entitled to receive an additional amount equal to 20% of the sum of (a) the amount of such monthly installment, and (b) the supplemental pension amount payable to you for such month under the JCP&L Letter Agreement. Such addi-tional amount shall not be taken into account in determining the amount of the Survivor's Annuity payable pursuant to Section 5 hereof.

       8. You and your surviving spouse shall have the status of a general unsecured creditor of GPU with respect to your, and her, right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by GPU to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Agreement be treated as unfunded for tax purposes, as well as for purposes of Title I of ERISA.

 Mr. James R. Leva
 November 22, 1995
 Page 3


       9. Your rights and your surviving spouse's rights to payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your spouse or any other beneficiary.

       If the foregoing correctly reflects your understanding of the agreement between you and GPU relating to your Supplemental Pension, will you please so indicate on the enclosed duplicate copy of this letter which will then constitute a binding agreement between GPU and you.


                               GENERAL PUBLIC UTILITIES CORPORATION


                               By:
                                     Ira H. Jolles
                                     Senior Vice President and General Counsel

 The foregoing correctly reflects my
 understanding and is agreed to by me
 as of the date of this letter.


             James R. Leva
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